SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Application for Withdrawal
Of
Form SB-2
REGISTRATION STATEMENT
Under
The Securities Act of 1933

SONIC JET PERFORMANCE, INC.
(Name of small business issuer in its charter)
----------------------

Colorado                            3230                  		84-1383888

 (State or other jurisdiction (Primary standard industrial 	(I.R.S. employer of
incorporation or organization)classification code number) 	identification no.)

----------------------

15662 Commerce Lane
Huntington Beach, California 92649
(714) 895-0944

(Address and telephone number of principal executive offices and principal place of business)

----------------------

Madhava Rao Mankal
15662 Commerce Lane
Huntington Beach, California 92649
(714) 895-0944






ITEM 1. Withdrawal Of Registration Statement.
-------------------------------------------------------------------------------

Pursuant to Securities Act Rule 477, Sonic Jet Performance Inc., hereby applies for an order granting the immediate order granting the immediate withdrawal of its Registration Statement on Form SB-2, file
No. 333-87906, together with all exhibits thereto (the "Registration Statement") as filed with the Securities and Exchange Commission on the 9th day of May, 2002. The Company makes this request in order to include all of the financial statements required by Item 310 of Regulation S-B. The
Registration Statement has never been declared effective, and no shares have been issued or sold pursuant to the Statement.

In accordance with the requirements of the Securities Act of 1933, and pursuant to Rule 477 thereunder, the Registrant, has signed this Application for Withdrawal for Registration
Statement, in the City of Huntington Beach , State of California, on this 25th day of June, 2002.

                                        Sonic Jet Performance, Inc.

                                        By: /s/ Madhava Rao Mankal
                                        --------------------------------------
                                        Madhava Rao Mankal,
						    Chief Executive Officer